UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020

Astra Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52205	20-3113571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9565 Waples Street, Suite 200
San Diego CA 92121

(Address of principal executive offices, including zip code)

(833) 277-3247

(Registrant's telephone number, including area code)

Ocean Smart, Inc.
400 Professional Drive, Suite 310
Gaithersburg, MD 20879

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))’

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2020, Harold Schneider was appointed director, chief executive officer, president and secretary of the registrant.

On October 1, 2020, Kermit Harris was appointed president and director, Todd Mueller was appointed chief financial officer and director, Jeff Palumbo was appointed chief technology officer and Lisa Kowan was appointed corporate secretary.

On October 1 2020, Harold Schneider resigned as director, chief executive officer, president and secretary of the registrant.

Mr. Schneider’s resignation was not a result of any disagreement with the registrant relating to the registrant’s operations, policies or practices.

Kermit Harris – President and Director

Mr. Harris is a proven and unique transformational leader with over 20 years of experience in real estate acquisition, commercial financing, business development, and strategic planning.Top performer and change agent in executive leadership due to out of the box yet risk adverse solutions. Extremely versatile combination of high-quality cross-functional management qualifications, business strategies, institutional/governmental engagement, and dynamic spokesperson to carry out the strategic initiatives of any organization.

Mr. Harris is a Finance Major of the Gary Owen College of Business.From 1997 to 2019, Mr. Harris held the positions of Business Development, Acquisition Portfolio Manager, Operations and Commercial Lending for Donato Group, S-2 Partners Development, What Crepe, Brown-Schroder, Old Kent Bank and Regional Financial Group.

Todd Mueller – Chief Financial Officer and Director

Mr. Mueller is a seasoned executive who has held executive senior-level positions for both private and public traded companies during his over 30-year career. For the past 15 years, Todd has worked as a fractional CFO for a variety of client companies providing his talents to build highly effective financial processes and procedures to handle rapid growth, provide disciplines and leadership, and raise the appropriate financial capital to provide stability during all stages of the company’s life.

In addition, Mr. Mueller is adept at providing projected financial, valuation and cash management modeling that supports strategic executive management of the company for day-to-day and projected future. He is regarded as a highly analytical decision-maker, experienced in building companies, along with a proven history of generating corporate productivity. Mr. Mueller has secured over $300 million in public offerings and over $100 million in private placement offerings with full knowledge of Registration Statements and Private Placement documents and the required reporting, respectively.

Jeff Palumbo – Chief Technology Officer

Mr. Palumbo is an active entrepreneur with a highly creative and assertive “lead by example” management style, combined with a heart for helping people through business and charitable initiatives. He has extensive experience of starting companies in entertainment, charity, live streaming, Augmented Reality, Virtual Reality, Development and Internet marketing.

2

Before founding Y!RM, Mr. Palumbo helped to start, fund and build the successful tech company Wantsa Inc. (www.wantsa.com, a.k.a. United Media Partners), a deal origination and syndication platform for enterprise companies, where he was instrumental in the growth of the company as an executive. Among the companies he has helped to establish are I.M.E.C.A. (Incubator for Music, Entertainment and creative arts), which assisted Detroit-area music entrepreneurs; Printorweb.com, a business solutions provider; Free Pickles, a daily deals site; OverFlowParking.com, ParkItAll.com (parking marketplace), TextFans.com (an enterprise SMS Platform) and Performance Accelerator or PAX a portfolio of dozens of SAAS solutions for businesses in one white labeled hosted solutions for business networks.

Lisa Kowan – Corporate Secretary

Ms. Kowan brings over 20 years of experience as a corporate/securities paralegal, working with both large and small public companies listed for trading on US and Canadian stock exchanges. For the past 5 years, Ms. Kowan has provided corporate secretarial consulting services for US and Canadian companies.

Ms. Kowan has also served on various non-profit boards and committees.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 16, 2020, the board of directors of the registrant approved a change of name to “Astra Energy, Inc.” and a consolidated of the issued and outstanding shares of common stock on a 50 old for 1 new basis.

A Certificate of Amendment was filed with the Nevada Secretary of State changing the name of the registrant was filed on May 22, 2020.

The change of name and consolidation was approved by the Financial Industry Regulatory Authority (“FINRA”) on August 24, 2020. Upon effect of the consolidation, the issued and outstanding shares of common stock was reduced from 77,000,000 to approximately 1,540,000. No fractional shares were issued, all fractional shares were rounded up to the next whole number.In connection with the approval by FINRA of the consolidation, the registrant also changed its trading symbol to ASRE. The registrant’s CUSIP is now 04632R108.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment filed with the Nevada Secretary of State on May 22, 2020.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRA ENERGY, INC.

Dated: October 22, 2020	By:	/s/ Kermit Harris
Kermit Harris
President

4